EXHIBIT 99.1

CASMED Reports Q3 2011 Results

FORE-SIGHT Tissue Oximetry Sensor Revenue Up 46%

BRANFORD, Conn., Nov. 8, 2011 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (Nasdaq:CASM) today reported its third quarter financial results for the period ending September 30, 2011. Worldwide FORE-SIGHT® Oximetry sensor revenues increased 46% over the third quarter of 2010.

"The continued increases in our FORE-SIGHT Oximetry sensor revenues are rewarding and show increasing clinical usage of our best-in-class technology," said Thomas M. Patton, President and CEO of CASMED. "Particularly gratifying is the adoption of our FORE-SIGHT Oximeters in major academic medical centers across the country including the conversion of three nationally-ranked institutions during the past several months."

For the third quarter of 2011, the Company reported total revenues of $5.8 million, unchanged from the third quarter of 2010. FORE-SIGHT Oximetry revenues were $1.3 million, up 7% over the prior year. FORE-SIGHT disposable sensor revenues were up 46% over the prior year. FORE-SIGHT monitor revenues declined versus prior year as the third quarter of 2010 contained a significant domestic monitor sale. Traditional Monitoring revenues for the third quarter of 2011 were $4.4 million, unchanged from the prior year. Operating expenses for the third quarter were $4.0 million, up $0.8 million from the prior year as a result of planned increases in R&D, Sales and Marketing primarily related to investments in the Company's FORE-SIGHT product line.

The net loss applicable to common stockholders for the third quarter of 2011 was $2.1 million, or ($0.16) per basic and diluted common share, compared to a net loss applicable to common stockholders of $0.5 million, or ($0.04) per basic and diluted common share, for the third quarter of 2010.

"In the third quarter we also made great strides towards our goal of gaining comprehensive sales coverage in the United States by adding  a number of high quality sales representatives, clinical specialists and manufacturer's representatives to our domestic selling organization," said Matthew J. Herwig, CASMED's Vice President of Sales and Marketing. "We are excited to see the impact of this investment made by CASMED and by our distribution partners as we move into 2012."

Conference Call Information

CASMED will host a conference call on November 8, 2011 at 10:00 a.m. Eastern Time to discuss third quarter 2011 results. Participants on the call will be Thomas Patton, President and CEO, and Jeffery Baird, CFO.

The live call may be accessed by phone at 877-303-9207 (domestic) or 760-536-5228 (international). If you would like to participate, please call at least ten minutes prior to the start time of 10:00 a.m. Eastern Time. A live audio webcast of the conference call will also be available on the Company's website located at www.casmed.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to join the webcast. An online archive of the webcast will be available and archived on the website for thirty days.

About CASMED® - Monitoring What's Vital

CAS Medical Systems, Inc. is a leading developer and manufacturer of medical devices for non-invasive patient monitoring. The Company's FORE-SIGHT Absolute Tissue Oximeter is used in critical care settings to monitor the oxygenation of the tissue of the brain helping clinicians to identify patients with dangerously low levels of cerebral oxygen and to intervene appropriately to reverse the condition. The FORE-SIGHT Oximeter is the only cerebral oximeter available with FDA clearance for non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation for all patients – adult, pediatric and neonatal – regardless of age or weight.

The Company's product lines include the high-acuity monitoring capabilities of the FORE-SIGHT Absolute Tissue Oximeter, and Traditional Vital Signs Monitoring, including bedside patient vital signs monitoring products, proprietary non-invasive blood pressure measurement technology, neonatal intensive care supplies, and service.

For further information regarding CAS Medical Systems, Inc., visit the Company's website at www.casmed.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders and competitors and other risks detailed in the Company's Form 10-K for the year ended December 31, 2010 and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will" and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

CAS MEDICAL SYSTEMS, INC.
BALANCE SHEETS
UNAUDITED

	Sept 30,	Dec 31,
	2011	2010

Cash and cash equivalents	$ 11,557,069	$ 4,492,690
Short-term investments	2,486,208	--
Accounts receivable	2,914,554	2,606,616
Income tax receivable	--	13,655
Inventories	3,904,996	4,812,965
Other current assets	418,027	310,187
Total current assets	21,280,854	12,236,113

Property and equipment	7,305,605	7,053,896
Less accumulated depreciation	(5,386,622)	(5,244,819)
	1,918,983	1,809,077

Intangible and other assets, net	693,844	651,626

Total assets	$ 23,893,681	$ 14,696,816

Accounts payable	1,150,859	2,283,906
Accrued expenses	1,210,371	909,331
Total current liabilities	2,361,230	3,193,237

Other liabilities	211,159	211,159
Deferred gain on sale of facilities	798,448	899,426

Total liabilities	3,370,837	4,303,822

Series A convertible preferred stock	8,817,345	--
Series A exchangeable preferred stock	5,144,397	--
Common stock	54,804	54,302
Additional paid-in capital	10,684,049	10,002,600
Treasury stock	(101,480)	(101,480)
(Accumulated deficit)/retained earnings	(4,076,271)	437,572
Stockholders' equity	20,522,844	10,392,994

Total liabilities & stockholders' equity	$ 23,893,681	$ 14,696,816

CAS MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	Sept 30,	Sept 30,	Sept 30,	Sept 30,
	2011	2010	2011	2010

Revenues	$ 5,785,832	$ 5,801,603	$ 17,146,135	$ 18,228,390

Costs and expenses:
Cost of products sold	3,590,253	3,407,482	10,690,360	10,446,978
Gross profit	2,195,579	2,394,121	6,455,775	7,781,412

Research and development	996,132	476,748	2,513,705	1,405,513
Selling, general and administrative	3,039,552	2,751,432	8,708,299	7,455,034
Operating expenses	4,035,684	3,228,180	11,222,004	8,860,547

Operating loss	(1,840,105)	(834,059)	(4,766,229)	(1,079,135)

Other (income) expense, net	(8,696)	10,127	(13,751)	58,096

Loss from continuing operations before income taxes	(1,831,409)	(844,186)	(4,752,478)	(1,137,231)

Income tax expense (benefit)	8,155	(128,573)	(119,389)	(268,402)
Loss from continuing operations	(1,839,564)	(715,613)	(4,633,089)	(868,829)
(Loss) income from discontinued operations	(15,833)	207,366	231,755	575,776
Net loss	(1,855,397)	(508,247)	(4,401,334)	(293,053)

Preferred stock dividends	288,145	--	362,303	--
Net loss applicable to common stockholders	$ (2,143,542)	$ (508,247)	$ (4,763,637)	$ (293,053)

Per share basic and diluted (loss) income applicable to common stockholders:
Continuing operations	$ (0.16)	$ (0.06)	$ (0.38)	$ (0.07)
Discontinued operations	$ --	$ 0.02	$ 0.02	$ 0.05
Net loss	$ (0.16)	$ (0.04)	$ (0.36)	$ (0.02)

Weighted average common shares outstanding --
Basic and diluted	13,144,326	12,808,865	13,080,766	11,925,544
CONTACT: CAS Medical Systems, Inc.
         Susan Carron
         Director of Corporate Communications
         203-488-6056
         ir@casmed.com